                             EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of April 11, 2000 by and between Cameron R. Kruse, (the "EMPLOYEE") and GENISYS INFORMATION SYSTEMS, INC. (the "COMPANY"). In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the date hereof:

1.   DUTIES AND SCOPE OF EMPLOYMENT.

     (a) Position. For the term of his employment under this Agreement ("EMPLOYMENT"), the Company agrees to employ Employee in the position of Chief Financial Officer (CFO) or in such other comparable position consistent with the Employee's experience, stature, and Base Compensation (as defined below), as the Company may subsequently assign to Employee.

     (b) Term of Employment. Employment shall continue until terminated by Employeeor the Company subject to the following:

          (i) Termination by Employee may be accomplished by provision of Notice of Intent to Resign, written and delivered 60 days prior to effective date of resignation, delivered to the Chairman of the Board of Directors of Company.
          (ii) Termination by Company may be accomplished by delivery of written notification of termination and employee may be terminated for cause or insolvency only during the first year of employment. After one year of employment EMPLOYEE is subject to at will employment and notice of termination is effective immediately.
          (iii)Company may terminate Employee for good cause at any time . Company may terminate without good cause after one year of employment. Employment shall commence as of date employee begins earning compensation from company.
          (iv) Employee may terminate employment upon a formal declaration of insolvency of Company.

     (c) Obligations. During the term of his Employment, Employee shall devote his best effort to the business of the Company and shall not render business services to any competing person or entity whether on a compensated or non-compensated basis ("OTHER EMPLOYMENT") without the express prior approval of the Company's Chief Executive Officer. The Employee shall serve as Chief Financial Officer of the Company and shall have the usual and customary duties, responsibilities and authority of a CFO subject to the power of the board of directors of the Company (the "BOARD"), the Company's Chief Executive Officer ("CEO"), or any duly designated officer of Genisys.

     (d) Employment Commencement. Employee shall be a full-time employee with the Company at the time that this agreement is executed.

2.   CASH AND INCENTIVE COMPENSATION.

     (a) Salary. The Company shall pay Employee as compensation for his services a starting salary of $90,000 yearly (subject to annual increases as shall be determined by the Board of Director's) ("BASE COMPENSATION"). Such salary shall be payable in accordance with the Company's standard payroll procedures.

     (b) The employee shall have the right to participate in the Companies employee stock option plan. (see 2.(e))

     (c) Benefits. Employee shall be eligible to participate in such benefit programs offered by the Company, such as health, dental, life insurance, vision, employee stock purchase plan, vacations and 401(k). The Company agrees that during the Employment Term it will provide to Employee, at its own expense, a level of indemnification and coverage under any applicable Officer's and Director's liability guidelines, bylaws or insurance policies commensurate with Employee's actions as an officer of the Company.

     (d) Business Expenses. During the term of his Employment, Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company may advance such expenses, and shall reimburse Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's (and/or Genisys's) generally applicable policies.

     (e) Bonuses and Other Incentives. The Employee shall be entitled to participate in any bonuses or other incentive programs made available by the Company as the Board of Directors may determine to award in its sole discretion. In addition to normal bonus awards, Employee is to be awarded options for 100,000 shares of class A common stock as part of and in accordance with the terms and conditions of the current employee stock option program now in effect. If during the vesting period of these 100,000 options, iGenisys is sold and a change of control occurs, other than through a public offering, all of these options will vest immediately prior to sale.

     (g) An additional bonus of $5000.00 shall be paid to Employee subject to Companies completion of first $600,000 of public stock offering.

3.   AT WILL EMPLOYMENT.

     (a) After the first year of employment the Employee shall be subject to the following Basic Rule. The Company agrees to employ the Employee and Employee agrees to employment with the Company, from the time set forth in
Section 1(d). Employee's Employment with the Company shall be "at will." This means that either Employee or the Company may terminate the Employee's Employment at any time for any reason, with or without Cause (as defined below). Any contrary representations which may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the "at will" nature of the Employee's Employment, which may only be changed in an express written agreement signed by the Employee and the CEO.

     (b)  Rights Upon Termination.

          (i) Upon Employee's voluntary termination of employment or the Company's termination of Employee's Employment for Cause, Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 1 and 2 for the period preceding the effective date of the termination and for such payments as may be required in Section 3, (b), (ii) of this document.

          (ii) In the event ,after the first year of employment, the Company terminates Employee's Employment without Cause, the Company shall be obligated to pay Employee (A) his then current Base Compensation for a one month term (the "Termination Payment Period"), plus (B) all accrued but unpaid amounts payable to Employee pursuant to Section 2(d) of this Agreement (other than Base Compensation). Base Compensation payable under this subsection shall be payable, at the Company's option, either
               (i) in accordance with the payroll practices of the Company or
               (ii) in a single lump sum payment equal to the aggregate amount of the payments, upon such termination, the Company shall also continue to provide Employee with all insurance (including self-insurance) medical and disability benefits, subject to the terms, conditions and restrictions of the specific plans, through the end of the Termination Payment Period. The Company shall arrange for and pay for group or private health insurance and disability benefits similar to those which Employee was receiving immediately prior to the termination. If Employee meets eligibility terms, conditions and restrictions of COBRA, the Company will pay the COBRA premiums for Employee and, if covered prior to the termination, Employee's dependents. Insured benefits otherwise receivable by Employee pursuant to this Section 3(b)(ii) will be reduced to the extent comparable benefits are actually received by Employee during such period from another source. Thereafter, the Company shall have no obligation to make any further payments to or to provide any further benefits hereunder to Employee except those required by COBRA.

     (c) Cause. "CAUSE" as used herein shall mean Employee's (i) commission of fraud or embezzlement, an act of moral turpitude, or of any tortious or unlawful act or a felony causing harm to the Company's business, standing or reputation, (ii) act of material dishonesty or fraud with respect to the Company, (iii) breach of his/her duty of loyalty or care to the Company, (iv) ongoing refusal or failure to perform Employee's duties other than as a result of Disability after receiving written notice describing his non-performance and being given a reasonable opportunity to cure such non-performance; (v) deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Company's Board or lawful instructions of the CEO or any Genisys Executive officer after receiving written notice describing his/her non-compliance and being given a five (5) business days opportunity to cure (to the extent curable) such non-compliance; or (vii) material breach of this Agreement, the Proprietary Information and Inventions Agreement between Employee and the Company.

4.   NON-COMPETITION.

     (a) General Terms. The parties acknowledge that it would be detrimental to the Company if Employee were to compete with the Company in any part of the Business (as defined below). As a result of the foregoing, the parties expressly acknowledge that the intention of the non-competition provisions contained in this Agreement are so that such provisions shall be enforceable pursuant to the provisions of Texas law.

     (b) Non-Competition During Employment. Employee agrees that during his Employment with the Company, Employee will not engage in Other Employment in competition with the Company.

     (c) Permit the name of Employee to be used in connection with a competitive Business.

     (d)  Exceptions.  Notwithstanding Subsection (c) above:

          (i) Employee may engage in a business that relates to the Business if Employee receives the prior written approval of the Board (as evidenced by a duly adopted Board resolution) to do so. Such written approval will not be unreasonably withheld if such outside employment business or activity would not be detrimental to the Company.

          (ii) Employee may own, directly or indirectly, solely as an investment, up to one percent (5%) of any class of "publicly traded securities" of any person or entity which owns a business that relates to the Business. For the purposes of this paragraph, the term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the Nasdaq Stock Market or SmallCap Markets.

          (iii)Employee shall not be prohibited from competing with the Business, if the Company or Genisys or their respective successors, and any entity deriving title to their goodwill or shares, cease to carry on a like Business therein or becomes insolvent or became insolvent prior to termination.

          (iv) Nothing in this section is intended to prevent Employee from engaging in any activity which does not compete with the Company, and is not detrimental to the Company.

5.   NON-SOLICITATION AND NON-DISCLOSURE.

     (a) Non-Solicitation. During the period commencing on the date of this Agreement and continuing through the "restricted period" in 4(c), Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on Employee's own behalf or on the behalf of any other person or entity) (i) any employee or independent contractor of the Company or any of the Company's affiliates to cease performing work or services for the Company or to perform work or services for any other party, (ii) any customer, supplier, licensee, or other business relations of the Company or Genisys (and/or its affiliates) for purpose of encouraging them to terminate their relationship with the Company or Genisys (and/or its affiliates) or in any way interfere with the relationship between such customer, supplier, licensee, or business relationship, on the one hand, and the Company or Genisys (and/or its affiliates), on the other hand, or (iii) any person who was an employee or independent contractor of the Company or Genisys (on any of its affiliates) within six (6) months after Employee's Employment was terminated, unless Genisys (and/or its affiliates) becomes or is insolvent.

     (b) Non-Disclosure. Employee shall enter into a Non-Disclosure/Trade Secrets Agreement with the Company, which is attached hereto as Exhibit B

6.   MISCELLANEOUS PROVISIONS.

     (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three days after deposit in the U.S. registered mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary; with copy to Genisys, 654 North Belt East, Suite 310, Houston, Texas 77060 or such other address properly changed.

     (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (c) Whole Agreement; Modifications. Except for the Proprietary Information and Inventions Agreement, and the Non-Disclosure/Trade Secrets Agreement, and no other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. A modification of this Agreement shall be valid only if it is made in writing and executed by both parties hereto.

     (d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

     (e) CHOICE OF LAW. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

     (f) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

     (g)  No Assignment of this agreement may be made by either party.

     (h) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "COMPANY" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

     (i) Employee's Successors. This Agreement and all rights of Employee may not be transferred or assigned by Employee at any time without the prior written consent of the Company authorized by a duly adopted Board resolution; and shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (k) Joint Participation in Preparation of Agreement. The parties hereto participated jointly in the negotiation and preparation of this Agreement and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party in favor of any party. This Agreement shall be construed as if the parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

     (l)  Remedies.

     (m) In the event of a breach or threatened breach by the Company or Employee of any of the provisions of this agreement, the Employee or Company shall be entitled to an injunction restraining the Employee or the Company from such breach and/or in the case of an injunction in favor of the Company or Employee, from rendering any services to any person, firm, corporation, association, or other entity receiving (or to receive) the benefit of such breach, since the remedy at law would be inadequate and insufficient.

     (n) In addition, the Employee or Company shall be entitled to such damages as he or it can show he or it has sustained by reason of such breach. As among themselves, the parties agree that the prevailing party shall bear the costs and expenses of enforcing the provisions of the Agreement. Nothing herein contained shall be construed as prohibiting the Employee or Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement at law or in equity or otherwise.


     (o) IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.



--------------------------------------
[EMPLOYEE]



GENISYS INFORMATION SYSTEMS, INC.

BY:
   -----------------------------------
NAME:
TITLE: